Exhibit 10.42

MAXXAM INC.
TAX ALLOCATION AGREEMENT WITH
MAXXAM GROUP INC.
THE PACIFIC LUMBER COMPANY and
BRITT LUMBER CO., INC.
OF FEBRURAY 9, 2004

This Agreement is made as of February 9, 2004, between MAXXAM Inc. ("Parent"), a Delaware corporation, MAXXAM Group Inc. ("MGI"), a Delaware corporation, The Pacific Lumber Company ("Pacific Lumber"), a Delaware corporation and Britt Lumber Co., Inc. ("Britt"), a California corporation.

WHEREAS, Pacific Lumber and Britt are currently members, for federal income tax purposes, of the affiliated group within the meaning of Section 1504(a) of The Internal Revenue Code of 1986, as amended (the "Code") of which Parent is the common parent corporation (the "Group"); and

WHEREAS, Pacific Lumber and Britt are currently members of a combined unitary reporting group for Arizona and California income tax purposes of which MGI is the common parent corporation (the "Forest Products Group"); and

WHEREAS, pursuant to a tax allocation agreement dated as of May 21, 1988 (the "May 88 Agreement"), Parent and Pacific Lumber established a Tax Allocation Method, as hereinafter defined. As used herein, the term "Tax Allocation Method" shall mean a method for allocating the consolidated tax liability of a group among its members and for reimbursing the group's parent for the payment of such liability; and

WHEREAS, on March 23, 1993, the May 88 Agreement was amended as between Parent and Pacific Lumber to establish a Tax Allocation Method for Pacific Lumber that included Scotia Pacific Holding Company ("Scotia") and Salmon Creek Corporation ("Salmon Creek"), then-existing subsidiaries of Pacific Lumber (the "March 93 Agreement"); and

WHEREAS, Scotia, which was a wholly owned subsidiary of Pacific Lumber, ceased to be a member of the Group as a result of being merged into a newly formed wholly owned subsidiary of Pacific Lumber, Scotia Pacific Company LLC ("Scotia LLC") on July 20, 1998; and

WHEREAS, Salmon Creek, which was a wholly owned subsidiary of Pacific Lumber, ceased to be a member of the Group as a result of being converted into a newly formed wholly owned subsidiary of Pacific Lumber, Salmon Creek LLC ("Salmon Creek LLC") on December 7, 1999; and

WHEREAS, Scotia LLC and Salmon Creek LLC are not members of the Group since each entity is a single member limited liability company which has not elected to be treated as an association taxable as a corporation and, therefore, is treated as a division of Pacific Lumber pursuant to Treasury Regulation ss.301.7707-3(b)(1); and

WHEREAS, on December 31, 2001, the March 93 Agreement was further amended (the "Amended March 93 Agreement") as between Parent and Pacific Lumber to clarify the treatment of Scotia LLC and Salmon Creek LLC as members of the PL Subgroup, as that term is defined in the Amended March 93 Agreement; and

WHEREAS, pursuant to a Tax Allocation Agreement dated July 3, 1990 (the "July 90 Agreement"), Parent and Britt established a Tax Allocation Method; and

WHEREAS, as of even date herewith, the stock of Britt was acquired by Pacific Lumber; and

WHEREAS, Parent and Pacific Lumber recognize that the May 88 and Amended March 93 Agreements are no longer reflective of Pacific Lumber and its subsidiaries' relationship with Parent; and

WHEREAS, Parent and Britt recognize that the July 90 Agreement is no longer reflective of Britt's relationship with Parent; and

WHEREAS, Parent and Pacific Lumber desire to establish a Tax Allocation Method which includes Britt and any other Pacific Lumber subsidiary in the computation of Pacific Lumber's income tax liability to Parent; and

WHEREAS, Pacific Lumber and Britt desire to establish a Tax Allocation Method which reflects Britt's subsidiary relationship to Pacific Lumber.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements and covenants contained herein, Parent, MGI, Pacific Lumber and Britt hereby agree as follows:

1.           Parent and Pacific Lumber agree to terminate the May 88 Agreement, as it pertains to their relationship, and the Amended March 93 Agreement with respect to taxable periods beginning on and after January 1, 2004.

2.           Parent and Britt agree to terminate the July 90 Agreement with respect to taxable periods beginning on or after January 1, 2004.

3.           Pacific Lumber and its subsidiaries, either as of the date of this Agreement or at the time that the subsidiary becomes eligible to become a member of the group, agree to be included in, and Parent agrees to file a consolidated Federal income tax return for all taxable years in which Parent and Pacific Lumber are eligible to file consolidated returns as an affiliated group of corporations as such term is defined in Section 1504 of the Code.

4.           All elections relating to the filing of a consolidated Federal income tax return which are required or are available in the computation of the consolidated Federal income tax liability of the Group shall be made by Parent. Pacific Lumber shall cause any subsidiary that becomes a party to this Agreement to execute such consents and other documents as are necessary in connection therewith.

5.           Except with respect to any payments to Parent that are required under this Agreement, the May 88 Agreement, the Amended March 93 Agreement, or the July 90 Agreement, or any payment that Britt is required to make to Pacific Lumber under this Agreement, Parent shall indemnify Pacific Lumber and each Pacific Lumber Subgroup Subsidiary (as hereinafter defined) and hold them harmless against all Federal income tax liabilities relating to taxable years of Pacific Lumber and each Pacific Lumber Subgroup Subsidiary during which Pacific Lumber and each Pacific Lumber Subgroup Subsidiary is or was a member of the Group.

6.	(a)
There shall be computed a Federal income tax liability for Pacific Lumber for any taxable period covered by this Agreement (the "Applicable Period") as if (i) Pacific Lumber and all lower (with respect to Pacific Lumber) tier entities, including newly-formed subsidiaries and Britt, (individually and collectively referred to as "Pacific Lumber Subgroup subsidiary" or "Pacific Lumber Subgroup Subsidiaries") in which Pacific Lumber has direct or indirect ownership are treated as an affiliated group of corporations (the "Pacific Lumber Subgroup"), the common parent of which is Pacific Lumber, provided, however, that the Pacific Lumber Subgroup shall only include any Pacific Lumber Subgroup Subsidiary to the extent that such Pacific Lumber Subgroup Subsidiary meets the test of affiliation under Section 1504 of the Code as it would apply to the Pacific Lumber Subgroup. Pacific Lumber and each Pacific Lumber Subgroup Subsidiary shall sometimes be referred to as "Pacific Lumber Subgroup Members".

(b)
The computation of the Federal income tax liability of Pacific Lumber shall take into account the taxable income, loss, credits and other tax attributes of each Pacific Lumber Subgroup Subsidiary as if Pacific Lumber filed a consolidated return including each Pacific Lumber Subgroup Subsidiary (taking into account all applicable limitations under the Code) ("Pacific Lumber's Tax Liability"). In calculating such liability, all intercompany transactions between Pacific Lumber Subgroup Members shall be treated consistent with the consolidated return Treasury Regulations.

(c)
If the foregoing calculation results in a Federal income tax liability for Pacific Lumber with respect to the Applicable Period, then, in that event, Pacific Lumber shall pay such computed income tax liability to Parent in such amounts and at such times as Pacific Lumber would have been required to pay to the Internal Revenue Service if it were an unaffiliated corporation making separate estimated tax payments and filing a separate tax return.

(d)
For purposes of Section 6.(b) of this Agreement, any net operating loss carryforwards or other tax attributes (e.g., minimum tax credits or charitable contributions carryovers) available to the Pacific Lumber Subgroup as of December 31, 2003 under the May 88 and Amended March 93 Agreements shall be available to offset income of the Pacific Lumber Subgroup in the same manner as under the May 88 and the Amended March 93 Agreements.

(e)
If the calculation of Pacific Lumber's Tax Liability in Section 6.(b) results in a net operating loss that can be carried back to a prior taxable period or periods with respect to which Pacific Lumber made payments to Parent under this Agreement, then, in that event, Parent shall pay Pacific Lumber an amount equal to the tax refund to which Pacific Lumber would have been entitled consistent with this Section 4.

(f)
If the calculation of Pacific Lumber's Tax Liability in Section 6.(b) results in a net operating loss that cannot be carried back pursuant to the preceding subsection (e), then, in that event, such net operating loss shall be a net operating loss carryover to be used by the Pacific Lumber Subgroup in computing its Federal income tax liability pursuant to preceding subsection (b) for future taxable periods, under the law applicable to net operating loss carryovers in general.

7.	(a)
There shall be computed a Federal income tax liability for Britt for any taxable period covered by this Agreement (the "Applicable Period") as if Britt had filed a separate return for such period and all prior Applicable Periods (taking into account all applicable limitations under the Code) ("Britt's Tax Liability"). In calculating such liability, the separate return shall be prepared by taking into account all intercompany transactions, including those eliminated or deferred by reason of the consolidated return Treasury Regulations.

(b)
If the foregoing calculation results in a Federal income tax liability for Britt with respect to the Applicable Period, then, in that event, Britt shall pay such computed income tax liability to Pacific Lumber in such amounts and at such times as Britt would have been required to pay to the Internal Revenue Service if it were an unaffiliated corporation making separate estimated tax payments and filing a separate tax return.

(c)
For purposes of Section 7.(b) of this Agreement, any net operating loss carryforwards or other tax attributes (e.g., minimum tax credits or charitable contributions carryovers) available to the Pacific Lumber Subgroup as of December 31, 2003 under the May 88 and Amended March 93 Agreements shall not be available to offset income of Britt for any period prior to the effective date of this Agreement.

(d)
If the calculation of Britt's Tax Liability in Section 7.(b) results in a net operating loss that may be carried back to a prior taxable period or periods with respect to which Britt made payments to Pacific Lumber under this Agreement or to Parent under the July 90 Agreement, then, in that event, Pacific Lumber or Parent, as the case may be, shall pay Britt an amount equal to the tax refund to which Britt would have been entitled consistent with this Section 7.

(e)
If the calculation of Britt's Tax Liability in Section 7.(b) results in a net operating loss that cannot be carried back pursuant to the preceding subsection (d), then, in that event, such net operating loss shall be a net operating loss carryover to be used by Britt in computing its Federal income tax liability pursuant to preceding subsection (b) for future taxable periods, under the law applicable to net operating loss carryovers in general.

8.
The foregoing principles shall apply in similar fashion to any consolidated state or other local income tax return which the Group or the Forest Products Group may elect or be required to file. For state or other local income tax returns where the Forest Products Group is the reporting group, payments pursuant to this Agreement shall be made to MGI.

9.
This Agreement shall be effective for the Group's 2004 taxable period and all subsequent taxable periods until the earliest date on which (i) Pacific Lumber ceases to be a member of the Group, (ii) the Group no longer remains in existence within the meaning of Treasury Regulationss.1.1502-75, (iii) the Group is no longer eligible to file, or is no longer eligible to join in the filing of, a consolidated return for Federal income tax purposes, or (iv) Britt ceases to be a member of the Pacific Lumber Subgroup. Prior to or upon termination of this Agreement, the parties may enter into a new agreement, consistent with the provisions of this Agreement, taking into account, among other things, to the extent applicable, the manner in which Pacific Lumber ceased to be a member of the Group, the reason that the Group is no longer in existence, the reason that Parent and/or Pacific Lumber can no longer join in the same consolidated return or the manner in which Britt ceased to be a member of the Pacific Lumber Subgroup.

10.
This Agreement is entered into by the parties solely in recognition of the mutual benefits resulting from filing a Federal (or state or other local) consolidated or combined tax return. The respective amounts of tax liability allocated to each Pacific Lumber Subgroup Member for purposes of computing such corporation's earnings and profits for Federal (or any other) income tax purposes may differ from those determined in accordance with this Agreement. Furthermore, any amount treated for Federal (or state or other local) income tax purposes, on account of such a difference, as a contribution to capital or a distribution with respect to stock, or a combination thereof, as the case may be, shall be treated as a contribution to capital, a distribution with respect to stock, or a combination thereof, solely for Federal (or state or other local) income tax purposes.

11.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Parent, MGI, Pacific Lumber, and Britt have executed this Agreement by authorized officers thereof as of the date first above written.

MAXXAM Inc.		The Pacific Lumber Company

By:	/s/ Elizabeth D. Brumley	By:	/s/ Robert E. Manne
Name:	Elizabeth D. Brumley	Name:	Robert E. Manne
Title:	Vice President and Controller	Title:	President and Chief Executive Officer

MAXXAM Group Inc.		Britt Lumber Co., Inc.

By:	/s/ Bernard L. Birkel	By:	/s/ Gary L. Clark
Name:	Bernard L. Birkel	Name:	Gary L. Clark
Title:	Secretary	Title:	Vice President – Finance and Administration